EXHIBIT 11

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND ITS SUBSIDIARIES

COMPUTATION OF EARNINGS PER SHARE

(Amounts in Thousands Except Per Share Data)

	Three Months Ended March 31
	2001	2000
Basic
Net income (loss)	$ (38,356)	$ 42,935

Weighted average number of common shares Outstanding	308,916	299,822

Earnings per common and common equivalent share	$ (.12)	$ .14

	Three Months Ended March 31
	2001	2000
Diluted (1)
Net income (loss)	$ (38,356)	$ 42,935
Add:
Dividends paid net of related income tax
applicable to restricted stock	-	162

Net income (loss), as adjusted	$ (38,356)	$ 43,097

Weighted average number of common shares Outstanding	308,916	299,822

Weighted average number of incremental shares
in connection with restricted stock
and assumed exercise of stock options	-	10,700

Total	308,916	310,522

Earnings per common and common equivalent share	$ (.12)	$ .14

(1)

The computation of diluted EPS for 2001 and 2000 excludes the assumed conversion of the 1.80% and 1.87% Convertible Subordinated Notes because they were anti-dilutive. The computation for 2001 excludes the conversion of restricted stock and assumed exercise of stock options because they were antidilutive.